Exhibit 99.1

For Immediate Release	Contacts:	News Media	Securities Analysts
		Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Dianne Douglas 310-252-2703 Dianne.Douglas@mattel.com

MATTEL REPORTS 2009 FINANCIAL RESULTS

Fourth Quarter Highlights

•	Worldwide net sales up 1 percent from the prior year;

•	Domestic gross sales down 2 percent and international gross sales up 3 percent;

•	Worldwide gross sales for core brands: Barbie® up 12 percent; Hot Wheels® up 16 percent; Core Fisher-Price® up 1 percent and American Girl® flat;

•	Gross margin up 740 basis points of net sales; SG&A flat as a percentage of net sales;

•	Operating income was $417.4 million compared to operating income of $232.4 million in the fourth quarter of 2008; and

•	Earnings per share of $0.89 (includes tax benefit of $0.08 per share) vs. prior year of $0.49.

Full-Year Highlights

•	Worldwide net sales down 8 percent from the prior year;

•	Domestic gross sales down 4 percent and international gross sales down 13 percent;

•	Worldwide gross sales for core brands: Barbie® down 3 percent; Hot Wheels® up 5 percent; Core Fisher-Price® down 6 percent and American Girl® flat;

•	Gross margin up 460 basis points of net sales; SG&A increased 120 basis points of net sales;

•	Operating income was $731.2 million compared to operating income of $541.8 million for the full-year 2008; and

•	Earnings per share of $1.45 (includes tax benefit of $0.08 per share) vs. prior year of $1.04.

EL SEGUNDO, Calif., January 29, 2010 – Mattel, Inc. (NASDAQ:MAT) today reported 2009 fourth quarter and full-year financial results. For the quarter, the company reported net income of $328.4 million, or $0.89 per share, compared to last year’s fourth quarter net income of $176.4 million, or $0.49 per share. For the year, the company reported net income of $528.7 million, or $1.45 per share, compared to last year’s net income of $379.6 million, or $1.04 per share.

“In 2009, we improved execution across the company by realigning our infrastructure; controlling costs and expenses; tightly managing working capital; and reducing capital spending. The result was improved profitability, a stronger balance sheet and increased cash flow,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “Despite the challenging economic environment, we were pleased with the holiday performance of many of our classic and time-honored brands, including Barbie® and Hot Wheels®.”

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MATTEL REPORTS 2009 FINANCIAL RESULTS/PAGE 2 2 2 2

Financial Overview

For the quarter, net sales were $1.96 billion, a 1 percent increase from $1.94 billion last year, and included a favorable impact from changes in currency exchange rates of 4 percentage points. On a regional basis, fourth quarter gross sales were down 2 percent in the U.S. and were up 3 percent in international markets, which included a positive impact from changes in currency exchange rates of 8 percentage points. Operating income for the quarter was up 80 percent to $417.4 million.

For the year, net sales were $5.43 billion, an 8 percent decline from $5.92 billion last year, and included an unfavorable impact from changes in currency exchange rates of 2 percentage points. On a regional basis, full-year gross sales were down 4 percent in the U.S. and were down 13 percent in international markets, which included an unfavorable impact from changes in currency exchange rates of 4 percentage points. Operating income for the year was $731.2 million, up 35 percent compared to the prior year.

The company’s debt-to-total-capital ratio of 22.9 percent is in line with the company’s capital and investment framework, and its year-end cash balance was $1.12 billion.

Mattel Girls & Boys Brands

Fourth quarter worldwide gross sales for the Mattel Girls & Boys Brands business unit were $1.16 billion, up 4 percent versus a year ago. Worldwide gross sales for the Barbie® brand were up 12 percent and worldwide gross sales for Other Girls Brands were down 17 percent. Worldwide gross sales for the Wheels business, which includes the Hot Wheels®, Matchbox® and Tyco R/C® brands, were up 11 percent. Worldwide gross sales for the Entertainment business, which includes Radica® and Games and Puzzles, were up 2 percent for the quarter.

For the year, worldwide gross sales for the Mattel Girls & Boys Brands business unit were $3.29 billion, or down 10 percent. Worldwide gross sales for the Barbie® brand were down 3 percent. Worldwide gross sales for Other Girls Brands were down 20 percent for the year. Worldwide gross sales for the Wheels business were down 7 percent. Worldwide gross sales for the Entertainment business, including Radica® and Games and Puzzles, were down 14 percent.

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MATTEL REPORTS 2009 FINANCIAL RESULTS/PAGE 3 3 3 3

Fisher-Price Brands

Fourth quarter worldwide gross sales for the Fisher-Price Brands business unit, which includes the Fisher-Price®, Little People®, and Power Wheels® brands, were $729.7 million, down 3 percent. For the year, worldwide gross sales for the Fisher-Price Brands business unit were $2.17 billion, down 8 percent.

American Girl Brands

Fourth quarter gross sales for the American Girl Brands business unit, which offers American Girl® branded products direct to consumers, were $253.0 million, or flat. For the year, gross sales for the American Girl Brands business unit were $462.9 million, or flat.

Live Webcast

Mattel will webcast its 2009 fourth quarter and year-end financial results conference call at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) today. The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site, www.mattel.com. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time the morning of the call, until midnight Eastern time on Feb. 2nd and may be accessed by dialing + (719) 457-0820. The passcode is 3945830.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of www.mattel.com, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc., (NASDAQ: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco R/C®, as well as Fisher-Price® brands, including Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. In 2009, Mattel was recognized among the “100 Best Corporate Citizens” and as one of the “World’s Most Ethical Companies.” In 2010, for the third year in a row, Mattel was named as one of FORTUNE Magazine’s “100 Best Companies to Work For.” With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 27,000 people in 43 countries and territories and sells products in more than 150 nations. Mattel’s vision is to be the world’s premier toy brands—today and tomorrow.

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MAT-Corp

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended December 31,					For the Year Ended December 31,
(In millions, except per share and percentage information)	2009		2008			2009		2008
	$ Amt	% Net Sales	$ Amt	% Net Sales	Yr / Yr % Change	$ Amt	% Net Sales	$ Amt	% Net Sales	Yr / Yr % Change
Net Sales	$1,955.1		$1,940.0		1%	$5,430.8		$5,918.0		-8%
Cost of sales	910.9	46.6%	1,047.8	54.0%	-13%	2,716.1	50.0%	3,233.6	54.6%	-16%

Gross Profit	1,044.2	53.4%	892.2	46.0%	17%	2,714.7	50.0%	2,684.4	45.4%	1%
Advertising and promotion expenses	238.8	12.2%	275.6	14.2%	-13%	609.8	11.2%	719.2	12.2%	-15%
Other selling and administrative expenses	388.0	19.8%	384.2	19.8%	1%	1,373.7	25.3%	1,423.4	24.1%	-3%

Operating Income	417.4	21.3%	232.4	12.0%	80%	731.2	13.5%	541.8	9.2%	35%
Interest expense	19.1	1.0%	28.9	1.5%	-34%	71.8	1.3%	81.9	1.4%	-12%
Interest (income)	(0.6)	0.0%	(3.2)	-0.2%	-82%	(8.1)	-0.1%	(25.0)	-0.4%	-68%
Other non-operating expense (income), net	1.9		(19.0)			7.5		(3.1)

Income Before Income Taxes	397.0	20.3%	225.7	11.6%	76%	660.0	12.2%	488.0	8.2%	35%
Provision for income taxes	68.6		49.3			131.3		108.4

Net Income	$328.4	16.8%	$176.4	9.1%	86%	$528.7	9.7%	$379.6	6.4%	39%

EPS—Basic	$0.90		$0.49			$1.45		$1.04

Average Number of Common Shares	361.8		358.8			360.1		360.8

EPS—Diluted	$0.89		$0.49			$1.45		$1.04

Average Number of Common and Potential Common Shares	364.6		359.5			361.5		362.2

Note: Beginning January 1, 2009, U.S. GAAP guidance changed the way in which certain restricted stock units are treated in the calculation of basic and diluted EPS. These requirements are to be applied retrospectively to prior periods to the extent those prior period EPS amounts appear in current SEC filings. Application of these new requirements had the effect of reducing previously reported basic and diluted EPS for the year ended December 31, 2008 by $0.01.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
(In millions, except percentage information)	2009		2008		2009		2008
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$1,157.1		$1,116.7		$3,286.3		$3,642.8
% Change		4%		-17%		-10%		-2%
Pos./(Neg.) Impact of Currency (in % pts)		6		-6		-3		0
Fisher-Price Brands	729.7		754.2		2,168.2		2,356.6
% Change		-3%		-10%		-8%		-3%
Pos./(Neg.) Impact of Currency (in % pts)		3		-4		-1		1
American Girl Brands	253.0		254.0		462.9		463.1
% Change		0%		5%		0%		7%
Other	6.4		11.6		16.9		23.5

Gross Sales	$2,146.2		$2,136.5		$5,934.3		$6,486.0

% Change		0%		-12%		-9%		-2%
Pos./(Neg.) Impact of Currency (in % pts)		3		-5		-2		0

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$2,146.2		$2,136.5		$5,934.3		$6,486.0
Sales Adjustments	(191.1)		(196.5)		(503.5)		(568.0)

Net Sales	$1,955.1		$1,940.0		$5,430.8		$5,918.0

% Change		1%		-11%		-8%		-1%
Pos./(Neg.) Impact of Currency (in % pts)		4		-5		-2		0

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At December 31,
	2009	2008
(In millions)	(Unaudited)
Assets
Cash and equivalents	$1,117.0	$617.7
Accounts receivable, net	749.3	873.5
Inventories	355.7	485.9
Prepaid expenses and other current assets	332.6	409.8

Total current assets	2,554.6	2,386.9
Property, plant and equipment, net	504.8	536.2
Other noncurrent assets	1,721.2	1,751.9

Total Assets	$4,780.6	$4,675.0

Liabilities and Stockholders’ Equity
Short-term borrowings	$2.0	$—
Current portion of long-term debt	50.0	150.0
Accounts payable and accrued liabilities	968.5	1,071.1
Income taxes payable	40.4	38.9

Total current liabilities	1,060.9	1,260.0
Long-term debt	700.0	750.0
Other noncurrent liabilities	488.7	547.9
Stockholders' equity	2,531.0	2,117.1

Total Liabilities and Stockholders’ Equity	$4,780.6	$4,675.0

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At December 31,
(In millions, except days and percentage information)	2009	2008
Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	35	41
Total Debt Outstanding	$752.0	$900.0
Total Debt-to-Total-Capital Ratio	22.9%	29.8%

	Year Ended December 31,
(In millions)	2009 (a)	2008
Condensed Cash Flow Data:
Cash Flows From Operating Activities	$945	$436
Cash Flows (Used For) Investing Activities	(34)	(312)
Cash Flows (Used For) Financing Activities and Other	(412)	(407)

Increase (Decrease) in Cash and Equivalents	$499	$(283)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel's Annual Report on Form 10-K for the year ended December 31, 2009.